EXHIBIT 10.12

First Amendment

to “Manufacturing and Supply Agreement”

This First Amendment is dated May 8, 2002, and is made between Cubist Pharmaceuticals Inc (“Cubist”), and ACS Dobfar (“ACSD”), who are parties to a Manufacturing and Supply Agreement, dated September 30, 2001 (the “Agreement”);

Cubist and ACSD hereby agree that Section 5.3 (“Purchase Forecasts”) of the Agreement shall be removed in its entirety and shall be replaced with the following:

5.3 Purchase Forecasts

Initially within thirty (30) days following NDA Approval of Product, and continuing for the remaining duration of the Agreement, Cubist shall provide to ACSD, within the first fifteen (15) business days of each quarter, on a quarterly basis, a rolling forecast for orders of Product with respect to the four (4) quarters following the then current quarter (Purchase Forecast).  Cubist shall be obligated to purchase at least eighty percent (80%) of the amount of Product forecast for the first quarter of any Purchase Forecast, and shall execute a binding purchase order to that effect.  The forecast for the remaining three (3) quarters of any Purchase Forecast shall be non-binding.

Cubist Pharmaceuticals, Inc.		ACS Dobfar

By:	/s/ Christopher Guiffre	By:	/s/ Falciani Marco

Name:	Christopher Guiffre	Name:	Falciani Marco

Title:	General Counsel	Title:	The President

Date:	May 8, 2002	Date:	May 21, 2002